EXHIBIT 99.1

j2 Global Communications to Acquire The Electric Mail Company

Acquisition will expand j2 Global’s product suite and enable delivery of additional services

Los Angeles—January 22, 2004—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced that its wholly owned subsidiary has signed an agreement to acquire The Electric Mail Company Inc. (TSX.V: ELE), a Burnaby, British Columbia-based provider of outsourced email and value-added messaging services.

Under the terms of the acquisition agreement, which were approved by the Boards of Directors of each company, an aggregate purchase price of CDN $7,054,189, subject to closing date adjustments, will be paid, which is equivalent to approximately CDN $0.49 per share. The transaction, structured as an asset purchase, is expected to be completed during the first quarter of 2004 and will be accounted for as a purchase. Rodman & Renshaw Inc. has issued a fairness opinion in connection with the transaction and is acting as advisor to j2 Global.

j2 Global will leverage Electric Mail’s services, including its award-winning Electric WebMail, E-mmunityTM virus scanning and SpamSMART SPAM filtering, and will use its marketing and financial strength to expand the reach and depth of Electric Mail’s email offerings. In addition, j2 Global will use Electric Mail’s customized email solutions to more effectively market its other service offerings, including eFax®, jConnect® and PaperMaster® ProTM.

“The acquisition of Electric Mail is a continuing step in the evolution and growth of j2 Global’s product roadmap, and represents a logical expansion of our outsourced messaging services for individuals and businesses,” said Scott Jarus, president of j2 Global. “The addition of email technology to our service offerings also enables us to add or enhance services and features which are reliant upon our control of a robust email platform. These may include storage, spam control and enhanced voicemail, among other offerings.”

“j2 Global is recognized as a leader in the unified communications industry, and we are pleased that we will become an integral part of its strategy and service offerings,” said Ian McDonald, president of Electric Mail. “In addition to the resources that j2 Global brings to Electric Mail to fuel our continued growth, we are confident that our superior email solution will enhance the ongoing sales, product and marketing efforts of j2 Global.”

The transaction is subject to the approval of Electric Mail shareholders, the TSX Venture Exchange and the Supreme Court of British Columbia, as well as customary closing conditions. j2 Global believes this acquisition will not have a material impact on its overall 2004 revenues or pre-tax earnings.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than five million customers around the world. j2 Global’s network spans more than 1,100 cities in 20 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the j2®, eFax®, jConnect®, jFax®, ConsensusTM, Hotsend®, PaperMaster®, Protofax® and Documagix® brands. As of September 30, 2003, j2 Global had achieved 26 consecutive quarters of revenue growth and seven consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

About The Electric Mail Company
The Electric Mail Company is an industry leading Email Service Provider to businesses. From its award-winning Electric WebMail, E-mmunityTM virus scanning and SpamSMART SPAM filtering to professional consulting and needs analysis, Electric Mail develops and delivers customized email solutions that can be hosted offsite or installed at a customer site, with seamless integration into a customer’s existing systems. Serving corporations, partners and resellers since 1994, Electric Mail’s customized solutions provide cost savings, enhanced features, and greater functionality and flexibility without compromising security or administrative control. For more information, visit www.electricmail.com.

Contacts:
Christine Brodeur or Jonathan Rodgers	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0520	323-372-3617
info@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities, in desired locations and on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.